EXHIBIT 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated September 25, 2002, accompanying the financial statements included in the Amended Annual Report of Venture Catalyst Incorporated on Form 10-KSB/A for the year ended June 30, 2002. We hereby consent to the incorporation by reference of said report in the Registration Statements on Form S-8 (File Nos. 333-19743, effective January 14, 1997, 333-19745, effective January 14, 1997, 333-19747, effective January 14, 1997, 333-44179, effective January 13, 1998, 333-82169, effective July 2, 1999, 333-47152, effective October 2, 2000 and 333-55434, effective February 12, 2001).

/s/ GRANT THORNTON LLP

Irvine, California
September 25, 2002